Exhibit 1(a)

AMENDMENT TO SALES AGENCY FINANCING AGREEMENT

AMENDMENT dated May 26, 2010 (this “Amendment”) to the Sales Agency Financing Agreement (the “Sales Agency Financing Agreement”) dated as of April 2, 2010 by and among WESTAR ENERGY, INC., a Kansas corporation (the “Company”), BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of New York (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares thereunder, “BNYMCM” and in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares thereunder, the “Forward Seller”) and THE BANK OF NEW YORK MELLON (as counterparty under any Forward Contract, the “Forward Purchaser”).

WITNESSETH:

WHEREAS, the parties hereto desire to make the amendments specified below to the Sales Agency Financing Agreement and to reaffirm the Sales Agency Financing Agreement as so amended;

NOW THEREFORE, the parties hereto agree as follows:

Section 1.    Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Sales Agency Financing Agreement has the meaning assigned to such term in the Sales Agency Financing Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Sales Agency Financing Agreement shall, after this Amendment becomes effective, refer to the Sales Agency Financing Agreement as amended hereby.

Section 2.    Amendments. (a) The definition of “Forward Hedge Selling Period” in Section 1.01 of the Sales Agency Financing Agreement is amended and restated in its entirety to read:

““Forward Hedge Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company's sole discretion and specified in the applicable Transaction Notice specifying that it relates to a “Forward”) following the Trading Day on which such Transaction Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof; provided that notwithstanding the foregoing or anything in this Agreement to the contrary, if, as of any Trading Day in any Forward Hedge Selling Period, the Forward Seller has completed the sale of Forward Hedge Shares (for any reason including, but not limited to, in order to avoid the aggregate Sales Price of the Forward Hedge Shares sold by the Forward Seller during such Forward Hedge Selling Period exceeding the Forward Hedge Amount specified in the Transaction Notice for the related Forward as required by this Agreement), then such Trading Day shall be the last Trading Day of such Forward Hedge Selling Period.”

(b) The first clause of the sixth sentence of Section 2.01(a)(ii) of the Sales Agency Financing Agreement is amended and restated in its entirety to read:

“No later than the fifth business day immediately following the last Trading Day of each Forward Hedge Selling Period (or, if earlier, the fifth business day immediately after the date on which any Forward Hedge Selling Period is suspended or terminated pursuant to Section 5.02),”

Section 3.    Effectiveness. This Amendment shall become effective upon receipt by BNYMCM of counterparts hereof signed by each of the parties hereto.

Section 4.    Entire Agreement. This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 5.    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 6.    Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Amendment.

Section 7. Titles And Headings. Titles, captions and headings of the sections of this Amendment are for convenience of reference only and shall not affect the construction of any provision of this Amendment.

Section 8. Governing Law: Jurisdiction. THIS AMENDMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9. Waiver Of Jury Trial. Each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment.

Section 10.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile transmission.

Section 11. Effect Of Amendment And Restatement. Except as expressly amended by this Amendment, the provisions of the Sales Agency Financing Agreement remain in full force and effect. The parties hereto agree that the Sales Agency Financing Agreement shall be amended as described herein and hereby reaffirm the Sales Agency Financing Agreement as so amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

WESTAR ENERGY, INC.

By:     /s/ Anthony D. Somma _
Name: Anthony D. Somma
Title: Vice President, Treasurer

BNY MELLON CAPITAL MARKETS, LLC, as agent for the Company and as Forward Seller

By:     /s/ Daniel C. deMenocal _
Name: Daniel C. deMenocal
Title: Managing Director

THE BANK OF NEW YORK MELLON, as Forward Purchaser

By:     /s/ Roderic L. Prat _
Name: Roderic L. Prat
Title: Managing Director